STOCKHOLDER LETTER Q2 2026

Every summer, Hagerty Drivers Club magazine names its Road of the Year. This year the pick is Pennsylvania State Route 144, a little-known run through the north central part of the state. Members wait for that issue because it hands them somewhere new to point the car. I wait for it for a different reason. It’s one small proof of why we exist as a company built by drivers, for drivers. Why We’re Here Our purpose has always been simple: to protect, connect, and fuel the automotive world we love. For most members, insurance is the front door. It’s how they meet us, and it remains the engine of the business. But it isn’t the totality of what we are. We help people enjoy the cars that matter to them, whether that’s a 118-year-old Model T — yes, it has been that long since the Model T arrived — or a modern hypercar. That work spans events, pricing data, roadside assistance, auctions, online classifieds, and automotive journalism. Together they create a sense of community and belonging in a world that could use more of both. I see the pull at our events. People come for the cars, but it is the time with friends and fellow enthusiasts they remember. Cars are built to last. The memories and the connections last longer still. Each good interaction makes someone more likely to become a member. Members are likely to attend our events, use our research, and buy a car through Hagerty Marketplace or a Broad Arrow auction. And members who do those things are far more likely to insure with us, and even to finance their next car with us. We built the business as a flywheel, where one interaction leads to the next. Dear Hagerty Stockholders, Members and One Team Hagerty, STOCKHOLDER LETTER The Compounding Effect ON THE COVER: A California Mille driver gloved and ready for 1,000 miles across the Golden State’s most scenic roads.. PHOTOGRAPHER: ANDREW HOLLIDAY HAGERTY Q2 2026 | 2

HAGERTY Q2 2026 | 3 The faster the flywheel turns, the faster we grow, and the second quarter showed it. For the 14th consecutive quarter, we delivered high rates of growth on the operating measures that reflect the health of the business. Written premium grew 19% in the first half. We added a record 279,000 new members, our best-ever six-month total, helped by the first State Farm conversions. Retention held steady at industry-leading levels of 88%. Adjusted EBITDA grew 32% to $160 million. Our reported GAAP results look different this year, and I want to be clear about why. On January 1, 2026 we moved to assuming 100% of the premium under our Markel arrangement, a step-up in economics we spent a decade working toward. The accounting for that transition results in lower reported GAAP revenue and a first-half net loss, even as the underlying business grew at record levels. The mechanics relate to non- recurring amortization that burn off by year-end 2026. The operating engine is stronger than the GAAP optics suggest this year, and the picture clarifies as we move into 2027. Our 2030 goal of doubling policies in force to 3 million is both lofty and achievable. Six engines get us there: 1. Keep growing the core insurance business from roughly 7% penetration of a large and expanding market. 2. Broaden and deepen partnerships with the top 50 carriers in the US. 3. Expand Enthusiast+, our modern- enthusiast product, into more states. 4. Make it easier for the 54,000 agencies we work with to do business with us. 5. Produce the best automotive media and intelligence anywhere. Our Drivers Club magazine now reaches more than 2 million readers an issue, the largest and most-read car magazine of any kind. 6. Accelerate our live and digital auctions. Going, Going, Gone I want to spend a moment on that last engine, Broad Arrow and Hagerty Marketplace. In four years, Broad Arrow has become a top-tier force in the global live-auction market, with strong results across auctions, private sales, and financing. Its edge is a team of specialists with deep relationships across the collector community, which lets it source exceptional cars and match them to serious buyers. Last year the European team launched auctions in Switzerland, Belgium, and Italy, plus an online sale of fine collectibles in the UK. This year’s European calendar opened with a record sale at the Concorso d’Eleganza Villa d’Este, one of the crown jewels of the concours world, where Broad Arrow delivered €41 million in sales at an 87% sell-through rate. In the US, the season opened at the 2026 Amelia Concours d’Elegance with more than $111 million in sales at a 92% sell-through rate, and at the California Mille we held the first North American public sale of a Gordon Murray Automotive T.50, which brought more than $8 million. In a few weeks, Broad Arrow moves its Monterey Car Week sale to The

Quail, a Motorsports Gathering, as the event’s official auction house. The two- day sale features 175 of the market’s most sought-after cars, from pre- and post-war classics to motorsport icons, rare supercars, and emerging modern collectibles. One lot in particular stands out. It’s a 1954 Maserati A6GCS by Fiandri & Malagoli, the 25th of just 52 built, kept by the factory for Works competition in 1954 and raced by Luigi Musso on his way to helping secure that year’s Italian championship in the International Sports class. It’s estimated at $2.4 million to $2.9 million. The Growth of Digital Hagerty Marketplace is the newer piece. In three years it has become the No. 3 online enthusiast-auction platform in North America by lots sold, nearly doubling volume year over year at a sell-through rate approaching 80%. The opportunity is large. The US secondary enthusiast market runs to roughly $60 billion across more than 4 million transactions a year, and online auctions, about 15% of that today, are its fastest-growing channel. Marketplace lets us capture cars on both sides of the buy-sell transaction and points new enthusiasts toward our insurance. Trust matters more online than anywhere, and it’s the one thing we’ve spent more than forty years earning. Bennetts and the International Opportunity After the quarter ended, we announced that we had acquired Bennetts, the second largest specialty motorcycle insurer in the United Kingdom, for £34 million. Our UK team has done an excellent job at improving the profitability of the business, and this acquisition immediately triples our scale in a market with a strong, member-focused model. While the United States will remain the largest growth driver for Hagerty over the medium-term, there are millions of fun cars in markets such as the UK that we hope to bring into our ecosystem of products and services. We are excited to welcome Bennetts employees and members to the Hagerty family and are looking forward to what we can build together over the coming years. The Road Ahead Halfway through 2026, our structural transition year, the business is running ahead of the plan we laid out. We’re confident in our increased full year outlook, and in our ability to keep compounding profit over the long haul. I hope you share that confidence. Thank you for the trust you place in us as we protect, connect, and fuel the automotive world we care about. And to One Team Hagerty: Thank you. You are the best. Onward and upward! McKeel Hagerty CEO and Chairman HAGERTY Q2 2026 | 4